Exhibit 99.1

INTERNATIONAL PAPER PLAZA 6400 POPLAR AVENUE MEMPHIS, TN 38197

News Release

International Paper to Repair Vicksburg Mill Recovery Boiler

Repairs estimated to take six months

MEMPHIS, Tenn.—May 21, 2008— International Paper (NYSE: IP) today announced plans to repair the recovery boiler at its Vicksburg, Miss., containerboard mill and to restart the mill once repairs are complete. The repairs are estimated to take about six months. The boiler has not been operational since an explosion disabled it on May 3, during the start-up from the mill’s routine annual maintenance outage.

The mill is not currently operating and most employees are temporarily laid off. The mill is maintaining minimal staffing to handle essential work tasks while clean-up and repairs are underway.

“The decision to repair the boiler is a very positive long-term decision for the company, the employees and the local community,” said Glenn Landau, vice president and general manager of International Paper’s Containerboard business. “While we do expect challenges in meeting our customers’ demand as a result of Vicksburg’s outage, we will work diligently to minimize disruption during the repair period.”

“While we are working towards the speedy repair of the mill, our thoughts remain with the family of Mr. Broome and those injured in the accident on May 3,” Vicksburg Mill Manager Tom Macher said.

The cause of the May 3 explosion is still under investigation.

The Vicksburg mill employs approximately 307 people and annually produces approximately 550,000 tons of linerboard, a type of paperboard used in corrugated packaging. The mill began operation in 1967. The operation is a Star site member of the Occupational Safety & Health Administration (OSHA) Voluntary Protection Program and prior to the explosion had no serious injuries in more than a year.

About International Paper

International Paper (NYSE:IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs more than 50,000 people in more than 20 countries and serves customers worldwide. 2007 net sales were approximately $22 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

This press release may contain forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include changes in our estimate as to how many hours are required to repair the boiler. Any changes in our estimate could affect the timing of when the mill reopens. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings.

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Contacts: Media, Amy Sawyer, 901-419-4312, amy.sawyer@ipaper.com; Investors, Tom Cleves, 901-419-7566, or Emily Nix, 901-419-4987